SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 2

  INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND
          (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                         WELLSFORD REAL PROPERTIES, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.02 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    950240200
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 2 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Partners
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES             -----------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     159,400
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     159,400
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     159,400
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     2.4%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 3 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     261,994
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     261,994
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     261,994
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                    3.9%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 4 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     22,045
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     22,045
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     22,045
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     0.3%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 5 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     392,561
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     392,561
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     392,561
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     5.9%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 6 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Serena Limited
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     11,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     11,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     11,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     0.2%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 7 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MHD Management Co.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     159,400
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     159,400
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     159,400
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                    2.4%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 8 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     261,994
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     261,994
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     261,994
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     3.9%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IA
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 9 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     404,431
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     404,431
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     404,431
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     6.1%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 10 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 11 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Marvin H. Davidson
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 12 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Stephen M. Dowicz
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 13 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Scott E. Davidson
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 14 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Michael J. Leffell
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 15 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Timothy I. Levart
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 16 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                     12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 17 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Eric P. Epstein
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                    12.8%
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 18 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                   12.8
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 19 OF 34

------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Avram Z. Friedman
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)[ ]
                                                                       (b)[X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     847,870
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     847,870
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                     847,870
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                    12.8
------------------------------------------------------------------------------
        (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 20 OF 34


ITEM 1(a).    NAME OF ISSUER:

              Wellsford Real Properties, Inc. (the "Company")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              535 Madison Avenue, 26th Floor
              New York, New York 10022

ITEM 2(a).    NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

              (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

              (iii)    M. H. Davidson & Co., a New York limited partnership
                       ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

              (v)      Serena Limited, a Cayman Islands corporation
                       ("Serena");

              (vi) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

              (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

              (viii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

              (ix) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 21 OF 34


ITEM 2(c).    CITIZENSHIP:

              (i)     DKP - a New York limited partnership

              (ii)    DKIP - a Delaware limited partnership

              (iii)   CO - a New York limited partnership

              (iv)    DKIL - a British Virgin Islands corporation

              (v)     Serena - a Cayman Islands corporation

              (vi)    MHD - a New York limited partnership

              (vii)   DKAI - a New York corporation

              (viii)  DKIA - a Delaware limited liability company

              (ix)    Thomas L. Kempner, Jr. - United States

              (x)     Marvin H. Davidson - United States

              (xi)    Stephen M. Dowicz - United States

              (xii)   Scott E. Davidson -United States

              (xiii)  Michael J. Leffell - United States

              (xiv)   Timothy I. Levart - United Kingdom & United States

              (xv)    Robert J. Brivio, Jr. - United States

              (xvi)   Eric P. Epstein - United States

              (xvii)  Anthony A. Yoseloff - United States

              (xviii) Avram Z. Friedman - United States

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.02 PAR VALUE

ITEM 2(e).    CUSIP NUMBER:

         950240200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)[ ] Broker or dealer registered under Section 15 of the Act;

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 22 OF 34


              (b)[ ]    Bank as defined in Section 3(a)(6) of the Act;

              (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act;

              (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

              (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

              (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

              (g)[ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

              (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

              (j)[ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.       OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 847,870 shares as a result of their voting and dispositive power over the 847,870 shares beneficially owned by DKP, DKIP, DKIL, Serena, and CO.

         DKIA may be deemed to beneficially own the 392,561 shares beneficially owned by DKIL and the 11,870 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 261,994 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 159,400 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares.

         A.   DKP

              (a) Amount beneficially owned: 159,400

              (b) Percent of class: 2.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 159,400

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 23 OF 34


                  (iv)  shared power to dispose or to direct the disposition:
                        159,400

         B.   DKIP

              (a) Amount beneficially owned: 261,994

              (b) Percent of class: 3.9%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 261,994

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        261,994

         C.   CO

              (a) Amount beneficially owned: 22,045

              (b) Percent of class: 0.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 22,045

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        22,045

         D.   DKIL

              (a) Amount beneficially owned: 392,561

              (b) Percent of class: 5.9%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 392,561

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        392,561

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 24 OF 34


         E.   Serena

              (a) Amount beneficially owned: 11,870

              (b) Percent of class: 0.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 11,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        11,870

         F.   MHD

              (a) Amount beneficially owned: 159,400

              (b) Percent of class: 2.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 159,400

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        159,400

         G.   DKAI

              (a) Amount beneficially owned: 261,994

              (b) Percent of class: 3.9%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 261,994

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        261,994

         H.   DKIA

              (a) Amount beneficially owned: 404,431

              (b) Percent of class: 6.1%

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 25 OF 34


              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 404,431

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        404,431

         I.   Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         J.   Marvin H. Davidson

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         K.   Stephen M. Dowicz

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 26 OF 34


                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         L. Scott E. Davidson

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         M.   Michael J. Leffell

              (a) Amount beneficially owned. 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         N.   Timothy I. Levart

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 27 OF 34


                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         O.   Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         P.   Eric P. Epstein

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

         Q.   Anthony A. Yoseloff

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 28 OF 34


         R.   Avram Z. Friedman

              (a) Amount beneficially owned: 847,870

              (b) Percent of class: 12.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 847,870

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        847,870



ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              See Item 4.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 29 OF 34


ITEM 10.      CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 950240200                                                PAGE 30 OF 34


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2007               DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL PARTNERS,
                                        L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  President

                                        M.H. DAVIDSON & CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Executive Managing Member

                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Executive Managing Member

Schedule 13G/A
CUSIP No. 950240200                                               PAGE 31 OF 34


                                        MHD MANAGEMENT CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  President

                                        DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                        L.L.C.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Executive Managing Member

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Thomas L. Kempner, Jr.

                                        /s/ Marvin H. Davidson
                                        -------------------------------------
                                        Marvin H. Davidson

                                        /s/ Stephen M. Dowicz
                                        -------------------------------------
                                        Stephen M. Dowicz

                                        /s/ Scott E. Davidson
                                        -------------------------------------
                                        Scott E. Davidson

                                        /s/ Michael J. Leffell
                                        -------------------------------------
                                        Michael J. Leffell

                                        /s/ Timothy I. Levart
                                        -------------------------------------
                                        Timothy I. Levart

                                        /s/ Robert J. Brivio, Jr.
                                        -------------------------------------
                                        Robert J. Brivio, Jr.

                                        /s/ Eric P. Epstein
                                        -------------------------------------
                                        Eric P. Epstein

                                        /s/ Anthony A. Yoseloff
                                        -------------------------------------
                                        Anthony A. Yoseloff

                                        /s/ Avram Z. Friedman
                                        -------------------------------------
                                        Avram Z. Friedman

Schedule 13G/A
CUSIP No. 950240200                                               PAGE 32 OF 34


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2007               DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL PARTNERS,
                                        L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  President

                                        M.H. DAVIDSON & CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Executive Managing Member

Schedule 13G/A
CUSIP No. 950240200                                               PAGE 33 OF 34


                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Executive Managing Member

                                        MHD MANAGEMENT CO.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------.
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  President

                                        DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                        L.L.C.

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Name:   Thomas L. Kempner, Jr.
                                        Title:  Executive Managing Member

                                        /s/ Thomas L. Kempner, Jr.
                                        -------------------------------------
                                        Thomas L. Kempner, Jr.

                                        /s/ Marvin H. Davidson
                                        -------------------------------------
                                        Marvin H. Davidson

                                        /s/ Stephen M. Dowicz
                                        -------------------------------------
                                        Stephen M. Dowicz

                                        /s/ Scott E. Davidson
                                        -------------------------------------
                                        Scott E. Davidson

                                        /s/ Michael J. Leffell
                                        -------------------------------------
                                        Michael J. Leffell

                                        /s/ Timothy I. Levart
                                        -------------------------------------
                                        Timothy I. Levart

Schedule 13G/A
CUSIP No. 950240200                                               PAGE 34 OF 34


                                        /s/ Robert J. Brivio, Jr.
                                        -------------------------------------
                                        Robert J. Brivio, Jr.

                                        /s/ Eric P. Epstein
                                        -------------------------------------
                                        Eric P. Epstein

                                        /s/ Anthony A. Yoseloff
                                        -------------------------------------
                                        Anthony A. Yoseloff

                                        /s/ Avram Z. Friedman
                                        -------------------------------------
                                        Avram Z. Friedman